RMS TITANIC, INC.

                      Computation of Income (Loss) Per Common Share
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                                                         For the Years Ended
                                          ------------------------------------------------
                                            February 28,     February 28,      February 29,
                                               1998             1999              2000
                                          --------------    -------------   --------------

Shares  outstanding:                         16,187,128      16,187,128         16,187,128
Weighted average shares outstanding          16,181,868      16,187,128         16,187,128
Net Income (loss)                         $   3,367,000    $  4,063,000    $       (21,000)
Earnings per per common share             $         .21    $        .25    $             -

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